UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                 TRIMERIS, INC.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                   896263100
                                 (CUSIP Number)

                                NOVEMBER 2, 2011
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X]     Rule 13d-1(b)
[_]     Rule 13d-1(c)
[_]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (12-02)

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CUSIP No. 896263100                                  13G/A                            Page 2 of 7 Pages
-------------------------------------- ------------------------------------- -------------------------------------

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          1. NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          PERCEPTIVE ADVISORS LLC

--------- --------------------------------------------------------------------------------------------------------

          2. CHECK THE APPROPRIATE BOX IF A GROUP*                                                      (a) [ ]
                                                                                                        (b) [ ]
--------- --------------------------------------------------------------------------------------------------------

          3. SEC USE ONLY



--------- --------------------------------------------------------------------------------------------------------

          4. CITIZENSHIP OR PLACE OF ORGANIZATION

          DELAWARE, UNITED STATES OF AMERICA

--------- --------------------------------------------------------------------------------------------------------
------------------- ---- -------------------------------------------- --------------------------------------------
    NUMBER OF
      SHARES             5. SOLE VOTING POWER                                                                   0
------------------- ---- -------------------------------------------- --------------------------------------------
   BENEFICIALLY
     OWNED BY            6. SHARED VOTING POWER                                                                 0
------------------- ---- -------------------------------------------- --------------------------------------------
       EACH
    REPORTING            7. SOLE DISPOSITIVE POWER                                                              0
------------------- ---- -------------------------------------------- --------------------------------------------
   PERSON WITH:
                         8. SHARED DISPOSTIVE POWER                                                             0
------------------- ---- -------------------------------------------- --------------------------------------------
--------- ------------------------------------------------------------------------- ------------------------------

          9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                       0
--------- ------------------------------------------------------------------------- ------------------------------
--------- --------------------------------------------------------------------------------------------------------

       10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
            (SEE INSTRUCTIONS) [ ]
--------------------------------------------------------------------------------------------------------

--------- ------------------------------------------------------------------------- ------------------------------

          11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                 0%
--------- ------------------------------------------------------------------------- ------------------------------

          12. TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                                            IA
--------- ------------------------------------------------------------------------- ------------------------------



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CUSIP No. 896263100                                  13G/A                            Page 3 of 7 Pages
-------------------------------------- ------------------------------------- -------------------------------------
--------- --------------------------------------------------------------------------------------------------------

          13. NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          JOSEPH EDELMAN

--------- --------------------------------------------------------------------------------------------------------

          14. CHECK THE APPROPRIATE BOX IF A GROUP*                                                     (a)  [ ]
                                                                                                        (b)  [ ]
--------- --------------------------------------------------------------------------------------------------------

          15. SEC USE ONLY

--------- --------------------------------------------------------------------------------------------------------

          16. CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED STATES OF AMERICA

--------- --------------------------------------------------------------------------------------------------------
------------------- ---- -------------------------------------------- --------------------------------------------
    NUMBER OF
      SHARES             17. SOLE VOTING POWER                                                                  0
------------------- ---- -------------------------------------------- --------------------------------------------
   BENEFICIALLY
     OWNED BY            18. SHARED VOTING POWER                                                                0
------------------- ---- -------------------------------------------- --------------------------------------------
       EACH
    REPORTING            19. SOLE DISPOSITIVE POWER                                                             0
------------------- ---- -------------------------------------------- --------------------------------------------
   PERSON WITH:
                         20. SHARED DISPOSTIVE POWER                                                            0
------------------- ---- -------------------------------------------- --------------------------------------------
--------- ------------------------------------------------------------------------- ------------------------------

          21. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      0
--------- ------------------------------------------------------------------------- ------------------------------
--------- --------------------------------------------------------------------------------------------------------

       22.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
            (SEE INSTRUCTIONS) [ ]
--------------------------------------------------------------------------------------------------------

--------- ------------------------------------------------------------------------- ------------------------------

          23. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                 0%
--------- ------------------------------------------------------------------------- ------------------------------

          24. TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                                            IN
--------- ------------------------------------------------------------------------- ------------------------------

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CUSIP No. 896263100                                   13G/A                            Page 4 of 7 Pages
--------------------------------------- ------------------------------------ --------------------------------------

ITEM 1.
(a) Name of Issuer: TRIMERIS, INC.

                                                     2530 MERIDIEN PARKWAY, 2ND FLOOR
(b) Address of Issuer's Principal Executive Offices: DURHAM, NC 27713


                                        THIS SCHEDULE 13G (THE "SCHEDULE") IS
                                        BEING FILED WITH RESPECT TO SHARES OF
                                        COMMON STOCK (AS DEFINED BELOW) OF
(a)  Name  of  Person  Filing:          TRIMERIS, INC. (THE "ISSUER") WHICH ARE
                                        BENEFICIALLY OWNED BY PERCEPTIVE
                                        ADVISORS LLC AND JOSEPH EDELMAN, ITS
                                        MANAGING MEMBER (TOGETHER, THE
                                        "REPORTING PERSONS"). SEE ITEM 4 BELOW.


(b) Address of Principal Business       499 PARK AVENUE, 25TH FLOOR
    Office or, if none, Residence:      NEW YORK, NY 10022


                                        PERCEPTIVE ADVISORS LLC IS A DELAWARE
(c) Citizenship:                        LIMITED LIABILITY COMPANY AND JOSEPH
                                        EDELMAN IS A UNITED STATES CITIZEN.

(d) Title of Class of Securities:       COMMON STOCK


(e) CUSIP Number:                       896263100


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO ss.ss.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

(a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C.
78c).

(d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

(e) [X] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);

(f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

(g) [ ] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);

(h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j) [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).


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CUSIP No. 896263100                                   13G/A                            Page 5 of 7 Pages
--------------------------------------- ------------------------------------ --------------------------------------

ITEM 4. OWNERSHIP.


Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                                   The Reporting Persons beneficially own
                                   0 shares of Common Stock.

                                   On November 2, 2011, Tesla Merger Sub, Inc.
                                   ("Merger Sub"), a wholly owned subsidiary of
                                   Trimeris, Inc. ("Trimeris"), completed its
                                   merger ("Merger") with and into Synageva
                                   BioPharma Corp. ("Synageva"). In connection
(a) Amount beneficially owned:     with the completion of the Merger, Trimeris
                                   changed its name from "Trimeris, Inc." to "Synageva BioPharma Corp." and the stock of the combined company began trading on the Nasdaq Global Market under the symbol "GEVA."
                                   Common stock disposed of pursuant to the Merger agreement was in exchange for GEVA common stock.


(b) Percent  of  class:            0%


(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote:                                 0

(ii) Shared power to vote or to direct the vote:                              0

(iii) Sole power to dispose or to direct the disposition of:                  0

(iv) Shared power to dispose or to direct the disposition of:                 0


ITEM 5 Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [x].

ITEM 6    Not Applicable

Filing of this statement by the Reporting Persons shall not be deemed an admission that they beneficially own the securities reported herein. The Reporting Persons expressly disclaim beneficial ownership of all securities reported herein.

ITEM 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not applicable.


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CUSIP No. 896263100                                  13G/A                            Page 6 of 7 Pages
-------------------------------------- ------------------------------------- -------------------------------------
ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

Not applicable.

ITEM 10. CERTIFICATION

                         The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(b):

                         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of
 (a) business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect. [X]


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CUSIP No. 896263100                                   13G/A                           Page 7 of 7 Pages
--------------------------------------- ------------------------------------ -------------------------------------




                                               SIGNATURE


      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

--------------------------------------- ------------------------------------ -------------------------------------
November 9, 2011
Date

PERCEPTIVE ADVISORS LLC

/s/ Joseph Edelman
Signature

Joseph Edelman/Managing Member
Name/Title

November 9, 2011
Date

/s/ Joseph Edelman
Signature

Joseph Edelman
Name/Title

--------------------------------------- ------------------------------------ -------------------------------------

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties for whom copies are to be sent.

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)
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